Limited Power of Attorney

I, Juliana Monteiro Santos de Azevedo, with a business address of One P&G Plaza, Cincinnati, Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Eric Detzel, Jennifer Henkel, Barbara R. Hessler, Sandra T. Lane, Valerie L. Obermeyer,
Aaron B. Shepherd, Wednesday G. Shipp, and Travonte Warren;
whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel, Assistant General Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the ?Commission?) under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. ? 78p(a)), Rule 144 of the Securities Act of 1933
(17 CFR ? 230.144), and all other securities laws and rules applicable due to my status as an officer of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.



Date: April 24, 2026                  /s/ Juliana Monteiro Santos de Azevedo
				          Juliana Monteiro Santos de Azevedo


STATE OF OHIO		)
			) ss:
COUNTY OF HAMILTON	)

Before me, a Notary Public in and for said county and state, appeared Juliana Monteiro Santos de Azevedo and executed the foregoing document and acknowledged the signing thereof to be her free act and deed for the purposes therein described.

Witness my hand and seal this 23rd day of April, 2026.

/s/ Teresa Luttman
Notary Public